CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated November 24, 2015 on the financial statements and financial highlights of Touchstone Emerging Markets Small Cap Fund (formerly the Touchstone Emerging Markets Equity Fund) (one of the series constituting Touchstone Funds Group Trust), included in the Annual Report to Shareholders for the fiscal year ended September 30, 2015, in Post-Effective Amendment Number 80 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 033-70958), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
April 19, 2016